Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

W&T Offshore Announces Third Quarter 2024 Results and

Declares Dividend for Fourth Quarter of 2024

HOUSTON, November 7, 2024 – W&T Offshore, Inc. (NYSE: WTI) (“W&T,” the “Company” or “us”) today reported operational and financial results for the third quarter of 2024 and declared a fourth quarter 2024 dividend of $0.01 per share.

This press release includes non-GAAP financial measures, including Adjusted Net (Loss) Income, Adjusted EBITDA, Free Cash Flow and Net Debt, which are described and reconciled to the most comparable GAAP financial measures below in the accompanying tables under “Non-GAAP Information.”

Key highlights for the third quarter of 2024 and through the date of this press release include:

●	Produced 31.0 thousand barrels of oil equivalent per day (“MBoe/d”) (52% liquids) within the Company’s third quarter guidance despite impacts from hurricanes and downtime;
●	Incurred lease operating expenses (“LOE”) of $72.4 million, 6% lower than the bottom end of the Company’s third quarter guidance range;
●	Generated net cash from operating activities of $14.8 million and Free Cash Flow of $3.9 million in the third quarter of 2024, marking the 27th consecutive quarter of positive Free Cash Flow;
●	Reported net loss of $36.9 million, or $(0.25) per diluted share;
o	Adjusted Net Loss totaled $25.7 million, or $(0.17) per share, which primarily excludes the net unrealized gain on outstanding derivative contracts, non-ARO plugging and abandonment (“P&A”) costs and related tax effect;
●	Posted Adjusted EBITDA of $26.7 million;
●	Increased cash and cash equivalents to $126.5 million and lowered Net Debt to $266.0 million at September 30, 2024;
●	Maintained a low leverage profile with Net Debt to trailing twelve months (“TTM”) Adjusted EBITDA of 1.6x, which does not include the benefit of the full expected production acquired in 2024;
●	Paid fourth consecutive quarterly dividend of $0.01 per common share in August 2024;
o	Declared fourth quarter of 2024 dividend of $0.01 per share, which will be payable on November 29, 2024 to stockholders of record on November 21, 2024;
●	Reduced 2024 full year capital expenditure budget from $35 to $45 million to $25 to $35 million;
●	Continued commitment to sustainability by publishing the 2023 Corporate Environmental, Social and Governance (“ESG”) report; and
●	Named as one of five finalists for the Best Proxy Statement in the small cap category at the 18th Annual Corporate Governance Awards hosted by Governance Intelligence (formerly Corporate Secretary) which recognizes outstanding achievements in governance, risk and compliance.

Tracy W. Krohn, W&T’s Board Chair and Chief Executive Officer, commented, “We remain committed to executing our strategic vision focused on free cash flow generation, maintaining solid production and maximizing margins. This commitment enabled W&T to deliver another quarter of solid results despite production being temporarily impacted by approximately 3.5 MBoe/d of shut-ins associated with hurricanes and other unplanned downtime, but production was still within our guidance range for the quarter. In October, we have seen production levels recover to around 34.0 Mboe/d. We continue to make progress integrating our 2024 acquired assets into W&T with four of the six fields online, but we still have more work to do to return the remaining two fields to production, which provides additional upside. Additionally, we continue to reduce costs and capture synergies associated with our asset acquisitions with LOE 6% below the bottom end of our guidance range. We remain focused on generating Adjusted EBITDA and Free Cash Flow and the third quarter 2024 marked the 27th consecutive quarter of positive Free Cash Flow. Our proven and successful strategy and operational excellence should help us continue to produce strong results both operationally and financially for the remainder of 2024 and into 2025.”

“We continue to demonstrate our commitment to a high quality, comprehensive ESG effort by issuing our 2023 ESG report. This is our fourth sustainability report, and we continue to make strides regarding shareholder rights, board structure and oversight, human rights, labor, health and safety and environmental initiatives. We are constantly seeking to improve our capabilities to better allow us to report on an increasing number of SASB standards and GRI standards for the oil and gas sector. W&T’s culture of success and sustainability is built on environmental stewardship, sound corporate governance, and contributing positively to our employees and the communities where we work and operate. In 2023, we added a new Board member, Dr. Nancy Chang, who is the chair of our Environmental, Safety and Governance committee that oversees our ESG efforts. Dr. Chang has helped to guide W&T in its ongoing commitment to high standards of ESG and corporate governance. We invite you to review this report to learn more about our sustainability program and our plans for improvement in the future. In addition, W&T was named as one of five finalists for the Best Proxy Statement in the small cap category at the 18th Annual Corporate Governance Awards. Our proxy statement clearly demonstrated our ongoing commitment to excellence and high standards of transparency and corporate governance.”

Production, Prices and Revenue:  Production for the third quarter of 2024 was 31.0 MBoe/d, within the Company’s third quarter guidance and down compared with 34.9 MBoe/d for the second quarter of 2024 and 35.9 MBoe/d for the corresponding period in 2023. Production in the third quarter of 2024 was temporarily reduced by approximately 3.5 MBoe/d mainly due to hurricanes and third party downtime. The year-over-year decrease was partially offset by increased production from wells acquired in January 2024. Third quarter 2024 production was comprised of 13.2 thousand barrels per day (“MBbl/d”) of oil (43%), 2.8 MBbl/d of natural gas liquids (“NGLs”) (9%), and 90.1 million cubic feet per day (“MMcf/d”) of natural gas (48%). Two of the six fields acquired in early 2024 remain shut-in. W&T continues to work on returning these fields to production, either through existing third-party sales routes or alternative Company-owned sales routes.

W&T’s average realized price per Boe before realized derivative settlements was $41.92 per Boe in the third quarter of 2024, a decrease of 6% from $44.40 per Boe in the second quarter of 2024 and a decrease of 1% from $42.48 per Boe in the third quarter of 2023. Third quarter 2024 oil, NGL and natural gas prices before realized derivative settlements were $75.09 per barrel of oil, $21.51 per barrel of NGL and $2.79 per Mcf of natural gas.

Revenues for the third quarter of 2024 were $121.4 million, which was approximately 15% lower than the second quarter of 2024 revenue of $142.8 million driven by lower realized prices for liquids and lower production volumes. Third quarter 2024 revenue was approximately 15% lower than $142.4 million of revenue in the third quarter of 2023 due to lower average realized prices and lower production volumes.

Lease Operating Expense:  LOE, which includes base lease operating expenses, insurance premiums, workovers and facilities maintenance expenses, was $72.4 million in the third quarter of 2024, which was below the bottom end of the previously provided guidance range of $77.0 to $85.0 million. LOE came in lower than expected as the Company continued to realize synergies from asset acquisitions in late 2023 and early 2024. LOE for the third quarter of 2024 was approximately 2% lower compared to $74.0 million in the second quarter of 2024 and up approximately 17% from $61.8 million for the corresponding period in 2023 primarily due to higher base lease operating expenses related to the asset acquisitions in late 2023 and early 2024. On a component basis for the third quarter of 2024, base LOE and insurance premiums were $58.5 million, workovers were $0.9 million, and facilities maintenance and other expenses were $13.0 million. On a unit of production basis, LOE was $25.37 per Boe in the third quarter of 2024. This compares to $23.29 per Boe for the second quarter of 2024 and $18.72 per Boe for the third quarter of 2023, reflecting a decrease in production in the periods.

Gathering, Transportation Costs and Production Taxes:  Gathering, transportation costs and production taxes totaled $6.1 million ($2.15 per Boe) in the third quarter of 2024, compared to $8.6 million ($2.70 per Boe) in the second quarter of 2024 and $6.7 million ($2.03 per Boe) in the third quarter of 2023. Gathering, transportation costs and production taxes decreased in the third quarter of 2024 from the prior quarter due to higher processing fees for W&T’s Mobile Bay production that had to be re-routed to a different processing plant in the second quarter of 2024.

Depreciation, Depletion and Amortization (“DD&A”):  DD&A was $11.99 per Boe in the third quarter of 2024. This compares to $11.55 per Boe and $9.15 per Boe for the second quarter of 2024 and the third quarter of 2023, respectively.

Asset Retirement Obligations Accretion:  Asset retirement obligations accretion was $2.75 per Boe in the third quarter of 2024. This compares to $2.64 per Boe and $1.94 per Boe for the second quarter of 2024 and the third quarter of 2023, respectively.

General & Administrative Expenses (“G&A”):  G&A was $19.7 million for the third quarter of 2024, which decreased from $21.4 million in the second quarter of 2024 primarily due to the decrease in non-recurring professional and legal fees incurred in the second quarter of 2024 partially offset by an increase in non-cash compensation expense in the third quarter of 2024 associated with the annual equity grant. G&A totaled $20.0 million in the third quarter of 2023. On a unit of production basis, G&A was $6.91 per Boe in the third quarter of 2024 compared to $6.72 per Boe in the second quarter of 2024 and $6.05 per Boe in the corresponding period of 2023. These differences are primarily related to production variances.

Derivative (Gain) Loss, net:  In the third quarter of 2024, W&T recorded a net gain of $3.2 million related to commodity derivative contracts comprised of a $1.8 million unrealized gain related to the increase in fair value of open contracts and $1.4 million of realized gains. W&T recognized a net loss of $2.4 million in the second quarter of 2024 and a net gain of $1.5 million in the third quarter of 2023 related to commodity derivative activities.

A summary of the Company’s outstanding derivative positions is provided in the investor presentation posted on W&T’s website.

Interest Expense:  Net interest expense in the third quarter of 2024 was $10.0 million compared to $10.2 million in the second quarter of 2024 and $9.9 million in the third quarter of 2023.

Other Expense: During 2021 and 2022, as a result of the declaration of bankruptcy by a third party that is the indirect successor in title to certain offshore interests that were previously divested by the Company, W&T recorded a contingent loss accrual related to anticipated non-ARO P&A costs. During the third quarter of 2024, the Company reassessed its existing obligations and recorded an additional $16.6 million.

Income Tax (Benefit) Expense:  W&T recognized an income tax benefit of $4.5 million in the third quarter of 2024. This compares to the recognition of an income tax benefit of $4.6 million and an income tax expense of $4.8 million for the quarters ended June 30, 2024 and September 30, 2023, respectively.

Balance Sheet and Liquidity:  As of September 30, 2024, W&T had available liquidity of $176.5 million comprised of $126.5 million in unrestricted cash and cash equivalents and $50.0 million of borrowing availability under W&T’s first priority secured revolving facility provided by Calculus Lending LLC. As of September 30, 2024, the Company had total debt of $392.6 million and Net Debt of $266.0 million. Of W&T’s total debt of $392.6 million, only $278.4 million is recourse to W&T. The remaining $114.2 million is held at W&T’s wholly owned subsidiary, Aquasition Energy LLC, and is non-recourse to W&T. As of September 30, 2024, Net Debt to TTM Adjusted EBITDA was 1.6x.

Capital Expenditures and Asset Retirement Settlements:  Capital expenditures on an accrual basis (excluding acquisitions) in the third quarter of 2024 were $4.5 million, and asset retirement settlement costs totaled $8.3 million. For the nine months ended September 30, 2024, capital expenditures on an accrual basis (excluding acquisitions) totaled $16.4 million and asset retirements costs were $20.3 million. Investments related to acquisitions in the nine months ended September 30, 2024 totaled $80.6 million, which included $77.3 million for the Cox acquisition and $3.3 million of final purchase price adjustments related to W&T’s acquisition of properties in September 2023.

OPERATIONS UPDATE

Well Recompletions and Workovers

During the third quarter of 2024, the Company performed one workover and three recompletions that positively impacted production for the quarter. W&T plans to continue performing these low cost and low risk short payout operations that impact both production and revenue.

Cash Dividend Policy

The Company paid its third quarter 2024 dividend of $0.01 per share on August 29, 2024 to stockholders of record on August 21, 2024.

The Board of Directors declared a fourth quarter 2024 dividend of $0.01 per share which is to be paid on November 29, 2024 to stockholders of record on November 21, 2024.

Issued 2023 Corporate ESG Report

The 2023 ESG report provides detailed information about W&T’s sustainability initiatives and provides important ESG performance data for the five year period from 2019 through 2023.

Highlights of the report include:

●	Decreased total Scope 1 GHG emissions 26% from over 435,000 metric tons of CO2-e in 2019 to 325,000 metric tons of CO2-e in 2023;
●	Decreased scope 1 GHG production intensity by 42% across the past five years;
●	Maintained detailed efforts and procedures in place to estimate and track all waste management that is recycled, injected, or sent to landfills;
●	Continued reaching out and engaging directly with W&T’s largest shareholders, affirming the Company’s commitment to shareholders and ensuring alignment over the long-term; and
●	Established an ESG Committee, chaired by Dr. Nancy Chang, which will assist in setting the Company’s general strategy relating to ESG matters and in developing, implementing, and monitoring initiatives and policies based on that strategy.

Proxy Statement Award

W&T was one of five entrants named as a finalist for the Best Proxy Statement in the small cap category at the 18th Annual Corporate Governance Awards out of 75 entrants (22 in the small cap category). These awards are hosted by Governance Intelligence (formerly Corporate Secretary) which recognize outstanding achievements in governance, risk and compliance. The award recognizes the unwavering commitment of W&T Offshore to excellence, transparency and innovation in shareholder communications.

The Corporate Governance Awards celebrate outstanding achievements by the governance profession in areas such as proxy statements, hosting annual general meetings (AGMs), compliance and ethics programs, ESG reporting, entity management, use of technology, investor engagement and corporate transactions. Winners will be selected by an independent panel of judges and announced at an in-person ceremony on November 7, 2024, in New York.

Fourth Quarter and Full Year 2024 Production and Expense Guidance

The guidance for the fourth quarter and full year 2024 in the table below represents the Company’s current expectations. Please refer to the section entitled “Forward-Looking and Cautionary Statements” below for risk factors that could impact guidance.

W&T plans to spend more on LOE in the fourth quarter of 2024 compared to the third quarter of 2024 to undertake some of the projects deferred earlier in the year. Full year estimated LOE was reduced in August 2024 by approximately 5% at the midpoint, to a range of $280 million to $315 million, which demonstrates W&T’s commitment to lowering costs and reflects the Company’s ability to capture the benefit of synergies from recent acquisitions. The Company reduced its 2024 full year capital expenditure budget from $35 to $45 million to $25 to $35 million.

Production	Fourth Quarter 2024	Full Year 2024
Oil (MBbl)	1,200 – 1,330	5,000 – 5,500
NGLs (MBbl)	260 – 290	1,150 – 1,350
Natural gas (MMcf)	8,800 – 9,800	34,500 – 38,500
Total equivalents (MBoe)	2,927 – 3,253	11,900 – 13,267
Average daily equivalents (MBoe/d)	31.8 – 35.4	32.5 – 36.2
Expenses	Fourth Quarter 2024	Full Year 2024
Lease operating expense ($MM)	73.0 – 81.0	280.0 – 315.0
Gathering, transportation & production taxes ($MM)	6.8 – 7.6	31.0 – 34.0
General & administrative – cash ($MM)	15.5 – 17.2	66.0 – 74.0
General & administrative – non-cash ($MM)	3.6 – 4.2	11.5 – 13.5
DD&A ($ per Boe)		13.00 – 14.00

W&T expects substantially all income taxes in 2024 to be deferred.

Conference Call Information:  W&T will hold a conference call to discuss its financial and operational results on Friday, November 8, 2024 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). Interested parties may dial 1-844-739-3797. International parties may dial 1-412-317-5713. Participants should request to connect to the “W&T Offshore Conference Call.” This call will also be webcast and available on W&T’s website at www.wtoffshore.com under “Investors.” An audio replay will be available on the Company’s website following the call.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of Mexico and has grown through acquisitions, exploration and development. As of September 30, 2024, the Company had working interests in 53 fields in federal and state waters (which include 46 fields in federal waters and 7 in state waters). The Company has under lease approximately 673,100 gross acres (515,400 net acres) spanning across the outer continental shelf off the coasts of Louisiana, Texas, Mississippi and Alabama, with approximately 514,000 gross acres on the conventional shelf, approximately 153,500 gross acres in the deepwater and 5,600 gross acres in Alabama state waters. A majority of the Company’s daily production is derived from wells it operates. For more information on W&T, please visit the Company’s website at www.wtoffshore.com.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this release regarding the Company’s financial position, operating and financial performance, business strategy, plans and objectives of management for future operations, projected costs, industry conditions, potential acquisitions, sustainability initiatives, the impact of and integration of acquired assets, and indebtedness are forward-looking statements. When used in this release, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “continue,” “anticipate,” “target,” “could,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes, although not all forward-looking statements contain such identifying words. Items contemplating or making assumptions about actual or potential future production and sales, prices, market size, and trends or operating results also constitute such forward-looking statements.

These forward-looking statements are based on the Company’s current expectations and assumptions about future events and speak only as of the date of this release. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, as results actually achieved may differ materially from expected results described in these statements. The Company does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements, unless required by law.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, the regulatory environment, including availability or timing of, and conditions imposed on, obtaining and/or maintaining permits and approvals, including those necessary for drilling and/or development projects; the impact of current, pending and/or future laws and regulations, and of legislative and regulatory changes and other government activities, including those related to permitting, drilling, completion, well stimulation, operation, maintenance or abandonment of wells or facilities, managing energy, water, land, greenhouse gases or other emissions, protection of health, safety and the environment, or transportation, marketing and sale of the Company’s products; inflation levels; global economic trends, geopolitical risks and general economic and industry conditions, such as the global supply chain disruptions and the government interventions into the financial markets and economy in response to inflation levels and world health events; volatility of oil, NGL and natural gas prices; the global energy future, including the factors and trends that are expected to shape it, such as concerns about climate change and other air quality issues, the transition to a low-emission economy and the expected role of different energy sources; supply of and demand for oil, natural gas and NGLs, including due to the actions of foreign producers, importantly including OPEC and other major oil producing companies (“OPEC+”) and change in OPEC+’s production levels; disruptions to, capacity constraints in, or other limitations on the pipeline systems that deliver the Company’s oil and natural gas and other processing and transportation considerations; inability to generate sufficient cash flow from operations or to obtain adequate financing to fund capital expenditures, meet the Company’s working capital requirements or fund planned investments; price fluctuations and availability of natural gas and electricity; the Company’s ability to use derivative instruments to manage commodity price risk; the Company’s ability to meet the Company’s planned drilling schedule, including due to the Company’s ability to obtain permits on a timely basis or at all, and to successfully drill wells that produce oil and natural gas in commercially viable quantities; uncertainties associated with estimating proved reserves and related future cash flows; the Company’s ability to replace the Company’s reserves through exploration and development activities; drilling and production results, lower–than–expected production, reserves or resources from development projects or higher–than–expected decline rates; the Company’s ability to obtain timely and available drilling and completion equipment and crew availability and access to necessary resources for drilling, completing and operating wells; changes in tax laws; effects of competition; uncertainties and liabilities associated with acquired and divested assets; the Company’s ability to make acquisitions and successfully integrate any acquired businesses; asset impairments from commodity price declines; large or multiple customer defaults on contractual obligations, including defaults resulting from actual or potential insolvencies; geographical concentration of the Company’s operations; the creditworthiness and performance of the Company’s counterparties with respect to its hedges; impact of derivatives legislation affecting the Company’s ability to hedge; failure of risk management and ineffectiveness of internal controls; catastrophic events, including tropical storms, hurricanes, earthquakes, pandemics and other world health events; environmental risks and liabilities under U.S. federal, state, tribal and local laws and regulations (including remedial actions); potential liability resulting from pending or future litigation; the Company’s ability to recruit and/or retain key members of the Company’s senior management and key technical employees; information technology failures or cyberattacks; and governmental actions and political conditions, as well as the actions by other third parties that are beyond the Company’s control, and other factors discussed in W&T Offshore’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q found at www.sec.gov or at the Company’s website at www.wtoffshore.com under the Investor Relations section.

W&T OFFSHORE, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
Revenues:
Oil	$90,862	$110,965	$100,331	$308,842	$287,313
NGLs	5,636	8,160	7,415	21,265	25,595
Natural gas	23,148	21,910	32,515	66,674	80,757
Other	1,726	1,722	2,150	8,135	6,651
Total revenues	121,372	142,757	142,411	404,916	400,316

Operating expenses:
Lease operating expenses	72,412	73,987	61,826	217,229	193,033
Gathering, transportation and production taxes	6,147	8,578	6,692	22,265	19,630
Depreciation, depletion, and amortization	34,206	36,674	30,218	104,817	81,019
Asset retirement obligations accretion	7,848	8,400	6,414	24,217	21,641
General and administrative expenses	19,723	21,354	19,978	61,592	57,290
Total operating expenses	140,336	148,993	125,128	430,120	372,613

Operating (loss) income	(18,964)	(6,236)	17,283	(25,204)	27,703

Interest expense, net	9,992	10,164	9,925	30,228	34,960
Derivative (gain) loss, net	(3,199)	2,374	(1,491)	(5,702)	(41,560)
Other expense, net	15,709	1,250	1,927	22,189	1,849
(Loss) income before income taxes	(41,466)	(20,024)	6,922	(71,919)	32,454
Income tax (benefit) expense	(4,545)	(4,636)	4,777	(8,136)	16,413
Net (loss) income	$(36,921)	$(15,388)	$2,145	$(63,783)	$16,041

Net (loss) income per share:
Basic	$(0.25)	$(0.10)	$0.01	$(0.43)	$0.11
Diluted	(0.25)	(0.10)	0.01	(0.43)	0.11

Weighted average common shares outstanding
Basic	147,206	146,943	146,483	147,002	146,451
Diluted	147,206	146,943	151,459	147,002	149,856

W&T OFFSHORE, INC.
Condensed Operating Data
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
Net sales volumes:
Oil (MBbls)	1,210	1,382	1,227	3,992	3,831
NGLs (MBbls)	262	334	348	939	1,086
Natural gas (MMcf)	8,289	8,769	10,359	25,791	28,058
Total oil and natural gas (MBoe) (1)	2,854	3,177	3,302	9,230	9,593

Average daily equivalent sales (MBoe/d)	31.0	34.9	35.9	33.7	35.1

Average realized sales prices (before the impact of derivative settlements):
Oil ($/Bbl)	$75.09	$80.29	$81.77	$77.37	$75.00
NGLs ($/Bbl)	21.51	24.43	21.31	22.65	23.57
Natural gas ($/Mcf)	2.79	2.50	3.14	2.59	2.88
Barrel of oil equivalent ($/Boe)	41.92	44.40	42.48	42.99	41.04

Average operating expenses per Boe ($/Boe):
Lease operating expenses	$25.37	$23.29	$18.72	$23.54	$20.12
Gathering, transportation and production taxes	2.15	2.70	2.03	2.41	2.05
Depreciation, depletion, and amortization	11.99	11.55	9.15	11.36	8.45
Asset retirement obligations accretion	2.75	2.64	1.94	2.62	2.26
General and administrative expenses	6.91	6.72	6.05	6.67	5.97

(1)	MBoe is determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or NGLs (totals may not compute due to rounding). The conversion ratio does not assume price equivalency and the price on an equivalent basis for oil, NGLs and natural gas may differ significantly. The realized prices presented above are volume-weighted for production in the respective period.

W&T OFFSHORE, INC.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$126,544	$173,338
Restricted cash	4,417	4,417
Receivables:
Oil and natural gas sales	52,025	52,080
Joint interest, net	19,753	15,480
Other	557	2,218
Prepaid expenses and other assets	23,116	17,447
Total current assets	226,412	264,980

Oil and natural gas properties and other, net	798,705	749,056
Restricted deposits for asset retirement obligations	22,625	22,272
Deferred income taxes	46,910	38,774
Other assets	32,624	38,923
Total assets	$1,127,276	$1,114,005

Liabilities and Shareholders’ (Deficit) Equity
Current liabilities:
Accounts payable	$86,866	$78,857
Accrued liabilities	21,629	31,978
Undistributed oil and natural gas proceeds	54,461	42,134
Advances from joint interest partners	2,489	2,962
Current portion of asset retirement obligations	45,139	31,553
Current portion of long-term debt, net	20,968	29,368
Total current liabilities	231,552	216,852

Asset retirement obligations	509,888	467,262
Long-term debt, net	371,596	361,236
Other liabilities	16,665	19,420
Commitments and contingencies	29,085	18,043

Shareholders’ (deficit) equity:
Preferred stock	—	—
Common stock	2	1
Additional paid-in capital	591,602	586,014
Retained deficit	(598,947)	(530,656)
Treasury stock	(24,167)	(24,167)
Total shareholders’ (deficit) equity	(31,510)	31,192
Total liabilities and shareholders’ (deficit) equity	$1,127,276	$1,114,005

W&T OFFSHORE, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
Operating activities:
Net (loss) income	$(36,921)	$(15,388)	$2,145	$(63,783)	$16,041
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	42,054	45,074	36,632	129,034	102,660
Share-based compensation	1,956	1,386	3,250	6,374	7,259
Amortization and write off of debt issuance costs	1,109	1,044	1,351	3,445	5,714
Derivative loss (gain), net	(3,199)	2,374	(1,491)	(5,702)	(41,560)
Derivative cash settlements, net	1,208	2,358	(1,696)	6,165	(6,123)
Deferred income (benefit) taxes	(4,545)	(4,324)	3,067	(8,136)	14,647
Changes in operating assets and liabilities:
Accounts receivable	21,913	(7,108)	(9,354)	(2,557)	15,575
Prepaid expenses and other current assets	2,502	(6,177)	(1,442)	(3,242)	25,550
Accounts payable, accrued liabilities and other	(2,962)	26,416	10,645	22,602	(35,183)
Asset retirement obligation settlements	(8,347)	(8,209)	(13,077)	(20,344)	(24,918)
Net cash provided by operating activities	14,768	37,446	30,030	63,856	79,662

Investing activities:
Investment in oil and natural gas properties and equipment	(9,577)	(6,576)	(4,337)	(23,233)	(29,674)
Acquisition of property interests	—	(120)	(28,863)	(80,635)	(28,863)
Deposit related to acquisition of property interests	—	—	(8,850)	—	(8,850)
Purchase of corporate aircraft	—	—	—	—	(8,983)
Purchases of furniture, fixtures and other	(69)	(73)	(2,863)	(166)	(3,081)
Net cash used in investing activities	(9,646)	(6,769)	(44,913)	(104,034)	(79,451)

Financing activities:
Proceeds from issuance of long-term debt	—	—	—	—	275,000
Repayments of long-term debt	(275)	(275)	(7,423)	(825)	(579,247)
Debt issuance costs	(174)	(93)	(128)	(579)	(7,380)
Payment of dividends	(1,473)	(1,485)	—	(4,427)	—
Other	(31)	(271)	(200)	(785)	(948)
Net cash used in financing activities	(1,953)	(2,124)	(7,751)	(6,616)	(312,575)
Change in cash, cash equivalents and restricted cash	3,169	28,553	(22,634)	(46,794)	(312,364)
Cash, cash equivalents and restricted cash, beginning of period	127,792	99,239	176,044	177,755	465,774
Cash, cash equivalents and restricted cash, end of period	$130,961	$127,792	$153,410	$130,961	$153,410

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Certain financial information included in W&T’s financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are “Net Debt,” “Adjusted Net (Loss) Income,” “Adjusted EBITDA” and “Free Cash Flow” or are derivable from a combination of these measures. Management uses these non-GAAP financial measures in its analysis of performance. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies. Prior period amounts have been conformed to the methodology and presentation of the current period.

We calculate Net Debt as total debt (current and long-term portions), less cash and cash equivalents. Management uses Net Debt to evaluate the Company’s financial position, including its ability to service its debt obligations.

Reconciliation of Net (Loss) Income to Adjusted Net Loss

Adjusted Net (Loss) Income adjusts for certain items that the Company believes affect comparability of operating results, including items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated. These items include unrealized commodity derivative gain, net, allowance for credit losses, write-off of debt issuance costs, non-recurring legal and IT-related costs, non-ARO P&A costs, and other which are then tax effected using the Federal Statutory Rate.

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2024	2024	2023	2024	2023

	(in thousands)
	(Unaudited)
Net (loss) income	$(36,921)	$(15,388)	$2,145	$(63,783)	$16,041
Unrealized commodity derivative (gain) loss, net	(1,829)	2,738	(3,462)	(213)	(44,061)
Allowance for credit losses	10	346	6	440	9
Write-off debt issuance costs	—	—	—	—	2,330
Non-recurring legal and IT-related costs	(22)	4,202	768	4,938	2,631
Non-ARO P&A costs	16,627	1,709	2,103	23,688	2,109
Other	(633)	304	204	(543)	271
Tax effect of selected items (1)	(2,972)	(1,953)	84	(5,945)	7,709
Adjusted net (loss) income	$(25,740)	$(8,042)	$1,848	$(41,418)	$(12,961)

Adjusted net (loss) income per common share:
Basic	$(0.17)	$(0.05)	$0.01	($ 0.28)	$(0.09)
Diluted	$(0.17)	$(0.05)	$0.01	($ 0.28)	$(0.09)

Weighted average shares outstanding:
Basic	147,206	146,943	146,483	147,002	146,451
Diluted	147,206	146,943	151,459	147,002	146,451

(1) Selected items were tax effected with the Federal Statutory Rate of 21% for each respective period.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Adjusted EBITDA/ Free Cash Flow Reconciliations

The Company also presents non-GAAP financial measures of Adjusted EBITDA and Free Cash Flow. The Company defines Adjusted EBITDA as net (loss) income plus net interest expense, income tax (benefit) expense, depreciation, depletion and amortization, ARO accretion, excluding the unrealized commodity derivative loss (gain), allowance for credit losses, non-cash incentive compensation, non-recurring legal and IT-related costs, non-ARO P&A costs, and other. Company management believes this presentation is relevant and useful because it helps investors understand W&T’s operating performance and makes it easier to compare its results with those of other companies that have different financing, capital and tax structures. Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. Adjusted EBITDA, as W&T calculates it, may not be comparable to Adjusted EBITDA measures reported by other companies. In addition, Adjusted EBITDA does not represent funds available for discretionary use.

The Company defines Free Cash Flow as Adjusted EBITDA (defined above), less capital expenditures, P&A costs and net interest expense (all on an accrual basis). For this purpose, the Company’s definition of capital expenditures includes costs incurred related to oil and natural gas properties (such as drilling and infrastructure costs and the lease maintenance costs) and equipment but excludes acquisition costs of oil and gas properties from third parties that are not included in the Company’s capital expenditures guidance provided to investors. Company management believes that Free Cash Flow is an important financial performance measure for use in evaluating the performance and efficiency of its current operating activities after the impact of accrued capital expenditures, P&A costs and net interest expense and without being impacted by items such as changes associated with working capital, which can vary substantially from one period to another. There is no commonly accepted definition of Free Cash Flow within the industry. Accordingly, Free Cash Flow, as defined and calculated by the Company, may not be comparable to Free Cash Flow or other similarly named non-GAAP measures reported by other companies. While the Company includes net interest expense in the calculation of Free Cash Flow, other mandatory debt service requirements of future payments of principal at maturity (if such debt is not refinanced) are excluded from the calculation of Free Cash Flow. These and other non-discretionary expenditures that are not deducted from Free Cash Flow would reduce cash available for other uses.

The following table presents a reconciliation of the Company’s net (loss) income, a GAAP measure, to Adjusted EBITDA and Free Cash Flow, as such terms are defined by the Company:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2024	2024	2023	2024	2023

	(in thousands)
	(Unaudited)
Net (loss) income	$(36,921)	$(15,388)	$2,145	$(63,783)	$16,041
Interest expense, net	9,992	10,164	9,925	30,228	34,960
Income tax (benefit) expense	(4,545)	(4,636)	4,777	(8,136)	16,413
Depreciation, depletion and amortization	34,206	36,674	30,218	104,817	81,019
Asset retirement obligations accretion	7,848	8,400	6,414	24,217	21,641
Unrealized commodity derivative (gain) loss, net	(1,829)	2,738	(3,462)	(213)	(44,061)
Allowance for credit losses	10	346	6	440	9
Non-cash incentive compensation	1,956	1,386	3,250	6,374	7,259
Non-recurring legal and IT-related costs	(22)	4,202	768	4,938	2,631
Non-ARO P&A costs	16,627	1,709	2,103	23,688	2,109
Other	(633)	304	204	(543)	271
Adjusted EBITDA	$26,689	$45,899	$56,348	$122,027	$138,292

Capital expenditures, accrual basis (1)	$(4,461)	$(8,781)	$(7,960)	$(16,398)	$(30,959)
Asset retirement obligation settlements	(8,347)	(8,209)	(13,077)	(20,344)	(24,918)
Interest expense, net	(9,992)	(10,164)	(9,925)	(30,228)	(34,960)
Free Cash Flow	$3,889	$18,745	$25,386	$55,057	$47,455

(1) A reconciliation of the adjustment used to calculate Free Cash Flow to the Condensed Consolidated Financial Statements is included below:

Capital expenditures, accrual basis reconciliation
Investment in oil and natural gas properties and equipment	$(9,577)	$(6,576)	$(4,337)	$(23,233)	$(29,674)
Less: acquisition related expenditures included in investment in oil and natural gas properties and equipment	(4,929)	—	—	(4,929)	—
Less: changes in operating assets and liabilities associated with investing activities	(187)	2,205	3,623	(1,906)	1,285
Capital expenditures, accrual basis	$(4,461)	$(8,781)	$(7,960)	$(16,398)	$(30,959)

The following table presents a reconciliation of cash flow from operating activities, a GAAP measure, to Free Cash Flow, as defined by the Company:

	Three Months Ended			Nine Months
	September 30,	June 30,	September 30,	September 30,
	2024	2024	2023	2024	2023

	(in thousands)
	(Unaudited)
Net cash provided by operating activities	$14,768	$37,446	$30,030	$63,856	$79,662
Allowance for credit losses	10	346	6	440	9
Amortization of debt items and other items	(1,109)	(1,044)	(1,351)	(3,445)	(5,714)
Non-recurring legal and IT-related costs	(22)	4,202	768	4,938	2,631
Current tax (benefit) expense (1)	—	(312)	1,710	—	1,766
Change in derivatives (payable) receivable (1)	162	(1,994)	(275)	(676)	3,622
Non-ARO P&A costs	16,627	1,709	2,103	23,688	2,109
Changes in operating assets and liabilities, excluding asset retirement obligation settlements	(21,453)	(13,131)	151	(16,803)	(5,942)
Capital expenditures, accrual basis	(4,461)	(8,781)	(7,960)	(16,398)	(30,959)
Other	(633)	304	204	(543)	271
Free Cash Flow	$3,889	$18,745	$25,386	$55,057	$47,455

(1) A reconciliation of the adjustments used to calculate Free Cash Flow to the Condensed Consolidated Financial Statements is included below:

Current tax (benefit) expense:
Income tax (benefit) expense	$(4,545)	$(4,636)	$4,777	$(8,136)	$16,413
Less: Deferred income (benefit) taxes	(4,545)	(4,324)	3,067	(8,136)	14,647
Current tax (benefit) expense	$—	$(312)	$1,710	$—	$1,766

Changes in derivatives receivable (payable)
Derivatives (payable) receivable, end of period	$(405)	$(567)	$(952)	$(405)	$(952)
Derivatives payable (receivable), beginning of period	567	(1,427)	677	(271)	4,574
Change in derivatives (payable) receivable	$162	$(1,994)	$(275)	$(676)	$3,622

CONTACT:	Al Petrie	Sameer Parasnis
	Investor Relations Coordinator	Executive VP and CFO
	investorrelations@wtoffshore.com	sparasnis@wtoffshore.com
	713-297-8024	713-513-8654